Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s CDC Factory Enterprise Solution To Be Implemented at Leading Grocery Brand’s Entire
Plant Network To Help Combat Escalating Commodity Costs

Red Gold to Implement Manufacturing Operations Management Solution at its Three Plants in Indiana

HONG KONG, ATLANTA—July 21, 2008 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Red Gold, a leading premium quality tomato products manufacturer since 1942, is expected to implement the CDC Factory global manufacturing operations management (MOM) solution to help expand its total business by increasing capacity and reducing costs throughout its entire plant network.

In the current economic climate, with the rapidly rising costs for materials, packaging and fuel, Red Gold felt it was critical to identify and successfully implement new ways of driving continuous improvement and facilitate cost reductions. This led Red Gold to select CDC Factory which is expected to help it to engage its workforce to increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, and standardize metrics and data so each of its three plants in Indiana can have the same consistent data to measure and manage performance.

CDC Factory helps achieve these results by providing real-time workforce empowerment that enables employees to make real-time decisions to drive improvement from the shop floor. The solution provides real-time visibility into detailed operating metrics including production rates, yields, utilization, and per-unit cost.

Red Gold had previously attempted to implement a Performance Management system on an initial pilot line, but it didn’t meet their expectations. As a result, Red Gold made a thorough and diligent assessment of the market, assessing five vendors over a period of six months.

“After an exhaustive assessment, we believe we have found the right partner in CDC Factory,” said Mike Crooks, senior director, manufacturing, Red Gold. “CDC Factory has a packaged product that allows their implementation team to focus on managing the change in an organization and helps us to incorporate daily best operating practices. CDC Factory was the only vendor we assessed who focused on how we use the information rather than just how we collect and report it. We believe this will help us achieve the improvements we are targeting.”

“Food commodity prices have risen to record levels and are wreaking havoc on profit margins for virtually every food manufacturer,” said Mark Sutcliffe, general manager of CDC Factory. “CDC Factory is rapidly being adopted by leading food manufacturers like Red Gold because it helps them remain competitive during these market challenges.”

About Red Gold
Red Gold, America’s largest privately held tomato manufacturer headquartered in Orestes, Indiana operates three state-of-the-art processing facilities in Elwood, Orestes, and Geneva, Indiana. Red Gold produces premium quality canned tomatoes and tomato-based products for the retail, foodservice, private label, and club channels of distribution. The Red Gold family of brands includes Red Gold, Redpack, Tuttoroso, and Sacramento. Exceptional quality, service, and operational excellence are the shared values that contributed to the employee-created mission statement: “To produce the freshest, best tasting tomato products in the world.” For more information visit www.redgold.com

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT  2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage worksforces, increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, standardize metrics and data,our beliefs regarding CDC Factory’s ability to provide real-time workforce empowerment and real-time visibility into operating metrics,beliefs regarding the suitability of CDC Factory for any particular business or customer, our ability to manage change within an organization and incorporate best practices,our beliefs regarding the adoption of CDC Factory by food manufacturers and the reasons therefore, our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectvelyFurther information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.